QEP RESOURCES COMPLETES SALE OF ITS MIDSTREAM BUSINESS

Transaction positions company for future growth opportunities and significantly reduces debt

DENVER - December 2, 2014 - QEP Resources, Inc. (NYSE: QEP, “QEP” or the “Company”) today announced that its wholly owned subsidiary, QEP Field Services Company, has completed the sale of its midstream business, including the Company's ownership interest in QEP Midstream Partners, LP (NYSE:QEPM, “QEPM”), to Tesoro Logistics LP in an all cash transaction valued at $2.5 billion, including $230 million to refinance debt at QEPM.

“With the closing of this transaction, QEP has achieved a significant milestone in its transformation to become more a competitive and financially strong independent E&P company with assets in two of North America’s most prolific crude oil provinces, the Williston and Permian Basins, and low-cost, high quality natural gas properties in the Rocky Mountains and in northwest Louisiana,” commented Chuck Stanley, Chairman, President and CEO of QEP. “Emerging from this transaction, we believe QEP is well positioned to compete throughout all commodity market cycles as a result of our strong balance sheet, our focused portfolio of both crude oil and natural gas assets and our relentless commitment to creating value for our shareholders.”

The Company repaid its $600 million term loan and all of the borrowings under its revolving credit facility, including $230 million that was borrowed to refinance QEPM’s outstanding indebtedness.

QEP also announced today that it has amended and extended its corporate revolving credit facility. Commitments under the credit facility were increased to $1.8 billion and the facility contains a $500 million accordion feature. The maturity date of the facility was extended to December 2019. Wells Fargo Bank, N.A. serves as administrative agent for the credit facility.

About QEP Resources

QEP Resources, Inc. (NYSE:QEP) is a leading independent natural gas and crude oil exploration and production company focused in two major regions: the Northern Region (primarily the Rockies and the Williston Basin) and the Southern Region (primarily Texas and Louisiana) of the United States. For more information, visit QEP Resources' website at: www.qepres.com.
Safe Harbor Statement regarding Forward-Looking Statements

This release includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “anticipates,” “believes,” “forecasts,” “plans,” “estimates,” “expects,” “should,” “will” or other similar expressions. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including global geopolitical and macroeconomic factors, acts of terrorism, and the other risks discussed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. The Company undertakes no obligation to publicly correct or update the forward-looking statements in this news release, in other documents, or on the website to reflect future events or circumstances. All such statements are expressly qualified by this cautionary statement.

Contact

Investors:

William Kent
303-405-6665

Media:
Brent Rockwood
303-672-6999